Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Peapack-Gladstone Financial Corporation

We consent to incorporation by reference herein in the Registration Statement on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated January 30, 1998, relating to the consolidated statements of financial condition of Peapack-Gladstone Financial Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation and to the reference to our Firm under the heading "Interests of Named Experts and Counsel".




                             KPMG PEAT MARWICK LLP


Short Hills, New Jersey
May 15, 1998